Exhibit 5.1

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P.O. BOX 2508
CINCINNATI, OH 45201

Date: JUN 0 8 2020	Employer Identification Number: 20-0546644
DLN:
REYNOLDS AMERICAN INC	29007008051000
C/O LAURA A BIGLER 901 LAKESIDE AVE CLEVELAND, OH 44114-1190	Person to Contact: DANIEL ARREDONDO ID# 95045
Contact Telephone Number: (626) 927-1426
Plan Name:
RAI 401K SAVINGS PLAN

Plan Number: 001

Dear Applicant:

We're issuing this favorable determination letter for your plan listed above, based on the information you provided. Our favorable determination applies only to the status of your plan under the Internal Revenue Code (IRC) Section 401(a). In order to rely on this letter as proof of the plan's status, you must keep this letter, the application forms, the information submitted with the application, and all other correspondence.

Your determination letter doesn't apply to any qualification changes that become effective, any guidance issued, or any statutes enacted after the dates specified in the applicable Required Amendments List you submitted with your application.

Your plan's continued qualification in its present form will depend on its effect in operation (Treasury Regulations Section 1.401-1(b)(3)) and on satisfying reporting requirements. We may review and determine the status of the plan in operation periodically.

You can find more information on favorable determination letters in Publication 794, Favorable Determination Letter, including:

The significance and scope of reliance on this letter.
The effect of any elective determination request in your application materials.
The reporting requirements for qualified plans.
Examples of the effect of a plan's operation on its qualified status.

You can get a copy of Publication 794 by visiting our website at www.irs.gov/forms-pubs or by calling 800-TAX-FORM (800-829-3676).

This letter considered up to the 2017 Required Amendments List changes in plan qualification requirements.

This determination letter also applies to the amendments dated on 05-20-20 & 12-13-19.

Letter 5274

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REYNOLDS AMERICAN INC

This determination letter also applies to the amendments dated on 11-29-18 & 07-30-18.

This determination letter also applies to the amendments dated on 04-25-18 & 12-19-17.

We made this determination on the condition you adopt the proposed amendments submitted in your letter dated 05-22-20, on or before the date provided in Tax Regulations Section 1.401(b)-1.

This plan satisfies the requirements of IRC Section 4975(e)(7).

The information on the enclosed addendum is an integral part of this determination. Please read it and keep it with this letter.

If you submitted a Form 2848, Power of Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization, with your application and asked us to send your authorized representative or appointee copies of written communications, we will send a copy of this letter to him or her.

If you have questions, you can contact the person at the top of this letter.

Sincerely,

/s/ Khin M Chow

Director, Employee Plans
Rulings and Agreements
Addendum

Letter 5274

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REYNOLDS AMERICAN INC

This determination letter also applies to the amendments adopted on 10-04-17, 07-18-17, 05-18-17, 12-20-16, 05-31-16 and 03-22-16.

This determination letter also applies to the amendment to the Trust adopted on 04-09-18.

Letter 5274